Shareholder Votes

On September 23, 2008, a special meeting of the shareholders of U.S. Global Accolade Funds was held.  The following proposals were presented to the shareholders:

1.  Holmes Growth Fund, Global MegaTrends Fund, Global Emerging Markets Fund.  To approve the reorganization of the funds from a Massachusetts business trust into a corresponding new fund organized under a Delaware statutory trust.

2.  Holmes Growth Fund, Global MegaTrends Fund, Global Emerging Markets Fund.  To approve a new Distribution Plan.

3.  Holmes Growth Fund, Global MegaTrends Fund, Global Emerging Markets Fund. To approve a new Advisory Agreement for each fund.

4.  Global Emerging Markets Fund. To approve a new Subadvisory Agreement.

The results of the votes were as follows:

Proposal	For	Against	Abstain	Withheld	Broker Non-Votes
Proposal 1:
Holmes Growth Fund	1,352,751	38,960	114,213	NA	NA
Global MegaTrends Fund	2,308,744	52,916	89,602	NA	NA
Global Emerging Markets Fund	1,422,684	55,770	69,801	NA	NA
Proposal 2:
Holmes Growth Fund	1,284,882	92,103	128,940	NA	NA
Global MegaTrends Fund	2,151,788	195,073	104,399	NA	NA
Global Emerging Markets Fund	1,352,678	123,011	72,564	NA	NA
Proposal 3:
Holmes Growth Fund	1,302,024	79,067	124,833	NA	NA
Global MegaTrends Fund	2,151,788	195,073	104,399	NA	NA
Global Emerging Markets Fund	1,369,090	103,485	75,680	NA	NA
Proposal 4:
Global Emerging Markets Fund	1,377,198	93,740	77,316	NA	NA

On September 29, 2008, a special meeting of the shareholders of U.S. Global Accolade Funds Eastern European Fund was held.  The following proposals were presented to the shareholders:

1.  To approve the reorganization of the fund from a Massachusetts business trust into a corresponding new fund organized under a Delaware statutory trust.

2.  To approve a new Distribution Plan.

3.  To approve a new Advisory Agreement for the fund.

4.  To approve a new Subadvisory Agreement for the Eastern European Fund.

5. To approve a change in the Eastern European Fund’s concentration policy to permit the fund to invest more than 25 percent of its assets in securities of companies involved in oil, gas, or banking.

Proposal	For	Against	Abstain	Withheld	Broker Non-Votes
Proposal 1:	38,455,936	1,995,260	2,710,054	NA	NA
Proposal 2:	36,504,095	3,599,903	3,507,251	NA	NA
Proposal 3:	37,069,635	3,097,725	2,993,890	NA	NA
Proposal 4:	36,815,530	3,252,378	3,093,342	NA	NA
Proposal 5:	36,947,044	3,531,956	2,682,252	NA	NA